EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-216272 on Form S-8 of our report relating to the financial statements and supplemental schedule of Spectra Energy Retirement Savings Plan (the Plan) dated June 21, 2017, appearing in this Annual Report on Form 11-K of the Plan for the year ended December 31, 2016.

/s/ McConnell & Jones LLP

Houston, Texas

June 21, 2017